Exhibit 10.1

2015 CASH BONUS PLAN

Eligible Executives: Executive Officers, Vice Presidents, Directors and Managers

•	Bonus target payouts based on a percentage of base salary.

•	Payouts to CEO, CFO and CMO will be entirely based on achievement of corporate EBITDA targets with 50% payable upon the achievement of certain minimum target levels, 75% payable upon the achievement of certain mid-level target levels, and 100% payable upon the achievement of certain maximum target levels.

•	Payouts to VPs are based 50% on the above corporate targets, and 50% based on management business objectives.

•	Payouts to Directors are based 30% on the above corporate targets, and 70% based on management business objectives.

•	Payouts to Managers are based 0% on the above corporate targets, and 100% based on management business objectives.

•	Maximum Bonus Amounts are as follows (expressed as a percentage of base salary):

CEO	75%
CFO	50%
CMO	50%
VPs	25%
Directors	15%
Managers	10%